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                                                                     EXHIBIT 5.1


                                November 8, 2002


ISTA Pharmaceuticals, Inc.
15279 Alton Parkway #100
Irvine, CA 92618

        Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 200,000 shares of Common Stock of ISTA Pharmaceutical, Inc. (the "Shares").

        We understand that the Shares are to be sold from time to time in the over-the-counter-market at prevailing prices or as otherwise described in the Registration Statement. As your counsel in connection with this transaction, we have examined the proceedings taken by you in connection with the issuance of the Shares.

        It is our opinion that the Shares are validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part hereof, and any amendment thereto.

                                        Very truly yours,


                                        /s/ WILSON SONSINI GOODRICH & ROSATI
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                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation